                                                                    ------------
                                                                    OMB APPROVAL
                                                                    ------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                   Under the Securities Exchange Act of 1934
                                (Amendment No. 2)



                                 INCOMNET, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   453365 20-7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                             Robert S. Matlin, Esq.
                           Camhy Karlinsky & Stein LLP
                            1740 Broadway, 16th floor
                            New York, New York 10019
                                 (212) 977-6600
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                October 13, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

_______________________________________________________________________________

CUSIP No. 45765C 10-3           SCHEDULE 13D                 Page 2 of 16 Pages
_______________________________________________________________________________

    1      NAME OF REPORTING PERSONS
           Robert Cohen

           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS
           PF
______________________________________________________________________________

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION
           United States
 ______________________________________________________________________________
               |     |
               |  7  |   SOLE VOTING POWER
               |     |   2,827,637 shares (see Item 6)
               |_____|________________________________________________________
  NUMBER OF    |     |
   SHARES      |  8  |   SHARED VOTING POWER
BENEFICIALLY   |     |   -0-
  OWNED BY     |_____|________________________________________________________
   EACH        |     |
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |   2,827,637 shares
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   -0-
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,827,637 shares
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                              [ ]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               8.9%
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON
               IN
______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 45765C 10-3           SCHEDULE 13D                 Page 3 of 16 Pages
_______________________________________________________________________________

    1      NAME OF REPORTING PERSONS
           Jeffrey Rubin

           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS
           PF
______________________________________________________________________________

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION
           United States
 ______________________________________________________________________________
               |     |
               |  7  |   SOLE VOTING POWER
               |     |   6,000 shares
               |_____|________________________________________________________
  NUMBER OF    |     |
   SHARES      |  8  |   SHARED VOTING POWER
BENEFICIALLY   |     |   -0-
  OWNED BY     |_____|________________________________________________________
   EACH        |     |
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |   6,000 shares
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   -0-
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               6,000 shares
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                              [ ]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               less than .0%
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON
               IN
______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 45765C 10-3           SCHEDULE 13D                 Page 4 of 16 Pages
_______________________________________________________________________________

    1      NAME OF REPORTING PERSONS
           Stefanie Rubin

           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS
           PF
______________________________________________________________________________

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION
           United States
 ______________________________________________________________________________
               |     |
               |  7  |   SOLE VOTING POWER
               |     |   2,358,654 shares (see Item 6)
               |_____|________________________________________________________
  NUMBER OF    |     |
   SHARES      |  8  |   SHARED VOTING POWER
BENEFICIALLY   |     |   -0-
  OWNED BY     |_____|________________________________________________________
   EACH        |     |
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |   2,358,654 shares
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   -0-
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,358,654 shares
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                              [ ]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               7.2%
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON
               IN
______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 45765C 10-3           SCHEDULE 13D                 Page 5 of 16 Pages
_______________________________________________________________________________

    1      NAME OF REPORTING PERSONS
           Allyson Cohen

           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS
           PF
______________________________________________________________________________

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION
           United States
 ______________________________________________________________________________
               |     |
               |  7  |   SOLE VOTING POWER
               |     |   576,316 shares (see Item 6)
               |_____|________________________________________________________
  NUMBER OF    |     |
   SHARES      |  8  |   SHARED VOTING POWER
BENEFICIALLY   |     |   -0-
  OWNED BY     |_____|________________________________________________________
   EACH        |     |
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |   576,316 shares
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   -0-
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               576,316 shares
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                              [ ]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.8%
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON
               IN
______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 45765C 10-3           SCHEDULE 13D                 Page 6 of 16 Pages
_______________________________________________________________________________

    1      NAME OF REPORTING PERSONS
           Jeffrey Cohen

           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS
           PF
______________________________________________________________________________

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION
           United States
 ______________________________________________________________________________
               |     |
               |  7  |   SOLE VOTING POWER
               |     |   1,668,947 shares (see Item 6)
               |_____|________________________________________________________
  NUMBER OF    |     |
   SHARES      |  8  |   SHARED VOTING POWER
BENEFICIALLY   |     |   -0-
  OWNED BY     |_____|________________________________________________________
   EACH        |     |
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |   1,668,947 shares
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   -0-
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,668,947 shares
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                              [ ]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               5.3%
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON
               IN
______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 45765C 10-3           SCHEDULE 13D                 Page 7 of 16 Pages
_______________________________________________________________________________

    1      NAME OF REPORTING PERSONS
           Alan Cohen

           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS
           PF
______________________________________________________________________________

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION
           United States
 ______________________________________________________________________________
               |     |
               |  7  |   SOLE VOTING POWER
               |     |   632,316 shares (see Item 6)
               |_____|________________________________________________________
  NUMBER OF    |     |
   SHARES      |  8  |   SHARED VOTING POWER
BENEFICIALLY   |     |   -0-
  OWNED BY     |_____|________________________________________________________
   EACH        |     |
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |   632,316 shares
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   -0-
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               632,316 shares
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                              [ ]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               2.0%
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON
               IN
______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 45765C 10-3           SCHEDULE 13D                 Page 8 of 16 Pages
_______________________________________________________________________________

    1      NAME OF REPORTING PERSONS
           Meryl Cohen

           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS
           PF
______________________________________________________________________________

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION
           United States
 ______________________________________________________________________________
               |     |
               |  7  |   SOLE VOTING POWER
               |     |   526,316 shares (see Item 6)
               |_____|________________________________________________________
  NUMBER OF    |     |
   SHARES      |  8  |   SHARED VOTING POWER
BENEFICIALLY   |     |   -0-
  OWNED BY     |_____|________________________________________________________
   EACH        |     |
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |   526,316 shares
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   -0-
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               526,316 shares
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                              [ ]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.7%
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON
               IN
______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 45765C 10-3           SCHEDULE 13D                 Page 9 of 16 Pages
_______________________________________________________________________________

    1      NAME OF REPORTING PERSONS
           Meryl Cohen, custodian for Gabrielle Cohen

           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS
           PF
______________________________________________________________________________

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION
           United States
 ______________________________________________________________________________
               |     |
               |  7  |   SOLE VOTING POWER
               |     |   263,158 shares (see Item 6)
               |_____|________________________________________________________
  NUMBER OF    |     |
   SHARES      |  8  |   SHARED VOTING POWER
BENEFICIALLY   |     |   -0-
  OWNED BY     |_____|________________________________________________________
   EACH        |     |
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |   263,158 shares
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   -0-
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               263,158 shares
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                              [ ]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.8%
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON
               IN
______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 45765C 10-3           SCHEDULE 13D                Page 10 of 16 Pages
_______________________________________________________________________________

    1      NAME OF REPORTING PERSONS
           Meryl Cohen, custodian for Jaclyn  Cohen

           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS
           PF
______________________________________________________________________________

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION
           United States
 ______________________________________________________________________________
               |     |
               |  7  |   SOLE VOTING POWER
               |     |   263,158 shares (see Item 6)
               |_____|________________________________________________________
  NUMBER OF    |     |
   SHARES      |  8  |   SHARED VOTING POWER
BENEFICIALLY   |     |   -0-
  OWNED BY     |_____|________________________________________________________
   EACH        |     |
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |   263,158 shares
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   -0-
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               263,158 shares
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                              [ ]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.8%
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON
               IN
______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 45765C 10-3           SCHEDULE 13D                Page 11 of 16 Pages
_______________________________________________________________________________

    1      NAME OF REPORTING PERSONS
           Meryl Cohen, custodian for Erica Cohen

           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS
           PF
______________________________________________________________________________

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION
           United States
 ______________________________________________________________________________
               |     |
               |  7  |   SOLE VOTING POWER
               |     |   263,158 shares (see Item 6)
               |_____|________________________________________________________
  NUMBER OF    |     |
   SHARES      |  8  |   SHARED VOTING POWER
BENEFICIALLY   |     |   -0-
  OWNED BY     |_____|________________________________________________________
   EACH        |     |
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |   263,158 shares
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   -0-
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               263,158 shares
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                              [ ]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.8%
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON
               IN
______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 45765C 10-3           SCHEDULE 13D                Page 12 of 16 Pages
_______________________________________________________________________________

    1      NAME OF REPORTING PERSONS
           Meryl Cohen, custodian for Nicole Cohen

           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS
           PF
______________________________________________________________________________

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION
           United States
 ______________________________________________________________________________
               |     |
               |  7  |   SOLE VOTING POWER
               |     |   263,158 shares (see Item 6)
               |_____|________________________________________________________
  NUMBER OF    |     |
   SHARES      |  8  |   SHARED VOTING POWER
BENEFICIALLY   |     |   -0-
  OWNED BY     |_____|________________________________________________________
   EACH        |     |
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |   263,158 shares
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   -0-
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               263,158 shares
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                              [ ]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.8%
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON
               IN
______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 45765C 10-3           SCHEDULE 13D                Page 13 of 16 Pages
_______________________________________________________________________________

    1      NAME OF REPORTING PERSONS
           Lenore Katz

           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS
           PF
______________________________________________________________________________

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION
           United States
 ______________________________________________________________________________
               |     |
               |  7  |   SOLE VOTING POWER
               |     |   574,561 shares (see Item 6)
               |_____|________________________________________________________
  NUMBER OF    |     |
   SHARES      |  8  |   SHARED VOTING POWER
BENEFICIALLY   |     |   -0-
  OWNED BY     |_____|________________________________________________________
   EACH        |     |
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |   574,561 shares
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   -0-
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               574,561 shares
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                              [ ]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.8%
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON
               IN
______________________________________________________________________________

_______________________________________________________________________________

CUSIP No. 45765C 10-3           SCHEDULE 13D                Page 14 of 16 Pages
_______________________________________________________________________________

    1      NAME OF REPORTING PERSONS
           Broadway Partners (Stefanie Rubin, Allyson Cohen, Jeffrey Cohen, and Meryl Cohen as custodian for Gabrielle Cohen and Jaclyn Cohen individually are the partners of the partnership)

           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
______________________________________________________________________________

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [X]
                                                                (b)  [ ]
______________________________________________________________________________

    3      SEC USE ONLY
______________________________________________________________________________

    4      SOURCE OF FUNDS
           PF
______________________________________________________________________________

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
______________________________________________________________________________

    6      CITIZENSHIP OR PLACE OR ORGANIZATION
           United States
 ______________________________________________________________________________
               |     |
               |  7  |   SOLE VOTING POWER
               |     |   1,092,632 shares (see Item 6)
               |_____|________________________________________________________
  NUMBER OF    |     |
   SHARES      |  8  |   SHARED VOTING POWER
BENEFICIALLY   |     |   -0-
  OWNED BY     |_____|________________________________________________________
   EACH        |     |
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |   1,092,632 shares
               |_____|________________________________________________________
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |   -0-
_______________|_____|_________________________________________________________

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,092,632 shares
______________________________________________________________________________

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                              [ ]
______________________________________________________________________________

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               3.5%
______________________________________________________________________________

   14     TYPE OF REPORTING PERSON
               IN
______________________________________________________________________________

_______________________________________________________________________________

                                                            Page 15 of 16 Pages
_______________________________________________________________________________


Item 1.  Securities and Issuer.
This statement is the second Amendment to the statement on Schedule 13D filed on June 19, 1998 (the "Statement") with the Securities and Exchange Commission by Robert Cohen, Jeffrey Rubin, Stefanie Rubin, Allyson Cohen, Jeffrey Cohen, Alan Cohen, Meryl Cohen (individually and as custodian for Gabrielle Cohen, Jaclyn Cohen, Erica Cohen, and Nicole Cohen), Lenore Katz, and Broadway Partners (collectively the "Reporting Persons" or the "Group") in connection with the Reporting Persons beneficial ownership of the Series A and Series B preferred stock (collectively the "Preferred Stock") and the common stock, no par value per share (the "Common Stock"), issued by Incomnet, Inc. ("Incomnet" or the "Company"). All capitalized terms used and not defined in this Amendment No. 2 have the meanings given to them in the Statement and in Amendment No. 1 to the Statement filed on July 20, 1998 ("Amendment No. 1").


Item 2.   Identity and Background.
The Reporting Persons, other than Mr. Jeffrey Rubin who does not own any shares of Preferred Stock, have entered into an option agreement with Mr. John P. Casey (the "Option Agreement") which was previously disclosed in Amendment No. 1.

Item 3.  Source and Amount of Funds or Other Consideration.
Pursuant to the Option Agreement, Mr. Casey paid the Reporting Persons other than Mr. Jeffrey Rubin (the "Sellers") a total of $300,000 for the option to purchase all of their Preferred Shares. On July 15, 1998, the Sellers received a check in the amount of $150,000 from Mr. Casey and, on August 14,1998, the Sellers received a check in the amount of $150,000 from Mr. Casey.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.
As previously disclosed in Amendment No. 1 to the Statement, the Sellers granted Mr. Casey the Option to acquire all the Preferred Shares owned by them. Under the terms of the Option Agreement, the Option was exercisable during the Option Term commencing at 2:00 p.m. (Pacific time) on July 15, 1998 and terminating at 11:59 p.m. (Pacific time) on October 14, 1998 (the "Option Term"). Pursuant to a letter agreement from Mr. Casey to the Sellers, dated October 13, 1998, the termination date of the Option Term was extended from October 14, 1998 at 11:59 p.m. (Pacific Time) to November 5, 1998 at 11:59 p.m. (Pacific Time).

Item 7.  Material to Be Filed as Exhibits

Exhibit A - Joint Filing Agreement among the Reporting Persons.
Exhibit B - Letter Agreement, dated October 13, 1998, between John P. Casey and the Sellers.

_______________________________________________________________________________

                                                            Page 14 of 16 Pages
_______________________________________________________________________________



Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 19, 1998                  /S/ ROBERT COHEN
                                  ---------------------------
                                  Robert Cohen

                                  /S/ JEFFREY RUBIN
                                  ---------------------------
                                  Jeffrey Rubin

                                  /S/ STEFANIE RUBIN
                                  ---------------------------
                                  Stefanie Rubin

                                  /S/ ALLYSON COHEN
                                  ---------------------------
                                  Allyson Cohen

                                  /S/ JEFFREY COHEN
                                  ---------------------------
                                  Jeffrey Cohen

                                  /S/ ALAN COHEN
                                  ---------------------------
                                  Alan Cohen

                                  /S/ MERYL COHEN
                                  ---------------------------
                                  Meryl Cohen

                                  GABRIELLE COHEN
                                  By: /S/ MERYL COHEN
                                  ---------------------------
                                  Meryl Cohen, Custodian

                                  JACLYN COHEN
                                  By: /S/ MERYL COHEN
                                  ---------------------------
                                  Meryl Cohen, Custodian

                                  ERICA COHEN
                                  By: /S/ MERYL COHEN
                                  ---------------------------
                                  Meryl Cohen, Custodian

                                  NICOLE COHEN
                                  By: /S/ MERYL COHEN
                                  ---------------------------
                                  Meryl Cohen, Custodian

                                  /S/ LENORE KATZ
                                  ---------------------------
                                  Lenore Katz

                                  BROADWAY PARTNERS
                                  By: /S/ JEFFREY COHEN
                                  ---------------------------
                                  Jeffrey Cohen

                                                                       Exhibit A

                             JOINT FILING AGREEMENT

         Each of the undersigned hereby agrees to file jointly the statement on
Schedule 13 D to which this Agreement is attached, and any amendments thereto which may be deemed necessary, pursuant to Regulation 13d (2)(f) promulgated under the Securities Exchange Act of 1934, as amended.

         It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning any other party unless such party knows or has reason to believe that such information is inaccurate.

         It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statements on Schedule 13D, and any amendments hereto, filed on behalf of each of the parties hereto.


Date:  June 17, 1998              /S/ ROBERT COHEN
                                  ---------------------------
                                  Robert Cohen

                                  /S/ JEFFREY RUBIN
                                  ---------------------------
                                  Jeffrey Rubin

                                  /S/ STEFANIE RUBIN
                                  ---------------------------
                                  Stefanie Rubin

                                  /S/ ALLYSON COHEN
                                  ---------------------------
                                  Allyson Cohen

                                  /S/ JEFFREY COHEN
                                  ---------------------------
                                  Jeffrey Cohen

                                  /S/ ALAN COHEN
                                  ---------------------------
                                  Alan Cohen

                                  /S/ MERYL COHEN
                                  ---------------------------
                                  Meryl Cohen

                                  GABRIELLE COHEN
                                  By: /S/ MERYL COHEN
                                  ---------------------------
                                  Meryl Cohen, Custodian

                                  JACLYN COHEN
                                  By: /S/ MERYL COHEN
                                  ---------------------------
                                  Meryl Cohen, Custodian

                                  ERICA COHEN
                                  By: /S/ MERYL COHEN
                                  ---------------------------
                                  Meryl Cohen, Custodian

                                  NICOLE COHEN
                                  By: /S/ MERYL COHEN
                                  ---------------------------
                                  Meryl Cohen, Custodian

                                  /S/ LENORE KATZ
                                  ---------------------------
                                  Lenore Katz

                                  BROADWAY PARTNERS
                                  By: /S/ JEFFREY COHEN
                                  ---------------------------
                                  Jeffrey Cohen

                                                                     Exhibit B


Dr. Robert Cohen
1500 Hempstead Turnpike
East Meadow, New York 11554

Dear Bob:


         This letter, when executed by you, will confirm our understanding that you and the other "Sellers" as defined in the Option Agreement dated July 15, 1998 among the Sellers and me (the "Option Agreement") have agreed to extend the "Term" of the Option until 11:59 p.m. (Pacific Time) on November 5, 1998. All other terms of the Option Agreement shall continue in full force, your signature below also confirms that you have the authority to execute this extension on behalf of each of the Sellers.


                                   Very truly yours,


                                   /s/ John P. Casey
                                   -----------------------------
                                       John P. Casey


Agreed and Accepted by and
on behalf of each of the Sellers on
this 13th day of October, 1998


/s/  Robert Cohen
--------------------------
     Robert Cohen